Exhibit 4.1

REVOLVING LINE OF CREDIT NOTE (Working Capital)
$1,000,000.00	Effective as of March 15, 2018

FOR VALUE RECEIVED, and intending to be legally bound, SAKER AVIATION SERVICES, INC. (“Borrower”), a corporation organized under the laws of the State of Nevada, with its principal place of business at 20 South Street, Pier 6 East River, New York, NY 10004 (“Borrower”), promises to pay to KEYBANK NATIONAL ASSOCIATION, a national banking association with a banking office at 731 Chestnut Street, Emmaus PA 18049 (“Lender”) or order, on DEMAND, in immediately available funds, the lesser of the principal sum of One Million and 00/100 Dollars ($1,000,000.00) or the aggregate unpaid principal amount of all advances made by Lender to Borrower from time to time hereunder as may be entered on Lender’s books and records, together with interest thereon until paid in full. Capitalized terms used herein without definition shall have the meaning set forth in the Loan Agreement (as defined herein).

1.     REVOLVING CREDIT. This Note evidences an arrangement whereby Borrower may, at Lender’s discretion, borrow, pay, reborrow and repay the principal of this Note (each a “Loan”) up to the face amount of this Note. The aggregate amount of the Loans outstanding at any one time shall not exceed the face amount of this Note.

2.     REQUEST FOR LOANS. Lender, at its option, may set a cutoff time for advances made hereunder (each a “Loan”) after which all requests for Loans will be treated as having been requested on the next succeeding Business Day. Each request for a Loan shall constitute, both when made and when honored, a representation and warranty by Borrower that Borrower is entitled to obtain such Loan. Lender may treat as made by Borrower and rely upon, and Borrower shall be bound by, any request that Lender in good faith believes to be valid and to have been made in the name or on behalf of Borrower by any officer of Borrower or other authorized party, and Lender will not incur any liability to Borrower or any other person as a direct or indirect result of making such Loan. The aggregate unpaid principal amount of Loans under this Note shall not exceed the face amount of this Note. Lender may, in its sole discretion, make an advance to Borrower upon oral request; provided, however, that such requests must be followed promptly by Borrower’s written confirmation. Each request shall be conclusively presumed to have been made by a person authorized by Borrower to do so, and any credit by Lender of a Loan to or for the account of Borrower shall conclusively establish Borrower’s obligation to repay same. Lender shall incur no liability of any kind to any party by reason of making an advance upon an oral request.

3.     INTEREST RATE. (a) Borrower shall pay interest on the outstanding principal balance of this Note at a per annum rate equal to the Adjusted LIBOR Rate, in the manner and subject to the conditions set forth herein (the “LIBOR Rate Option”); provided, however, that following demand by Lender of repayment of sums due hereunder or upon the occurrence of conditions hereafter described in this section, Lender may notify Borrower that the Adjusted LIBOR Rate is not available and the Loans will bear interest at the Adjusted Prime Rate.

For purposes hereof, the following definitions shall apply:

“Adjusted LIBOR Rate” means for any LIBOR Interest Period, an interest rate per annum equal to the sum of (a) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Interest Period, and (b) the LIBOR Margin.

“Adjusted Prime Rate” means an interest rate per annum equal to the sum of the Prime Rate plus one and three quarters percent (1.75%). In the event of any change in the Prime Rate, the Adjusted Prime Rate shall be adjusted to immediately correspond with each such change.

“LIBOR Business Day” means a day on which (a) banks are not required or authorized to close in Cleveland, Ohio or the Commonwealth of Pennsylvania, and (b) dealings are carried on in the London interbank eurodollar market.

“LIBOR Interest Period” means the period commencing on the date a Loan bearing interest at the LIBOR Rate is made, continued, or converted and continuing overnight, with successive periods commencing daily thereafter.

“LIBOR Margin” means two and three quarters percent percent (2.75%) per annum.

“LIBOR Rate” means the average rate per annum calculated by Lender in good faith, which Lender determines with reference to the rate per annum (rounded upwards to the next higher whole multiple of 1/16th if such rate is not such a multiple) as shown in Reuters at which deposits in United States dollars are offered by prime banks in the London interbank eurodollar market two LIBOR Business Days prior to the day on which such rate is calculated by Lender, in an amount approximately equal to the amount of such advance and with a maturity equal to the applicable LIBOR Interest Period. In the event that the LIBOR Rate is determined to be less than zero, such LIBOR Rate shall be deemed to be zero for purposes of this Note. If Reuters no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select a replacement index, but under no circumstances shall the LIBOR Rate be less than zero percent (0%).

“Prime Rate” means the rate per annum from time to time established by Lender as Lender’s Prime Rate, whether or not such rate is publicly announced. The Prime Rate may not be the lowest interest rate charged by Lender for commercial or other extensions of credit. In the event of any change in the Prime Rate, the rate of interest applicable to Borrower’s Loans evidenced hereby shall be adjusted to immediately correspond with each such change.

“Reserve Percentage” means for any LIBOR Interest Period, the maximum reserve percentage which is specified by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any basic, supplemental, special, marginal, or emergency reserve requirement) for Lender with respect to liabilities or assets constituting or including (among other liabilities) “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) in an amount equal to that of the advances affected by such LIBOR Interest Period and with a maturity equal to the LIBOR Interest Period.

(b)     Borrower may exercise the LIBOR Rate Option by giving Lender irrevocable written notice of such exercise on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Interest Period. The Loan will bear interest at the Adjusted LIBOR Rate for consecutive LIBOR Interest Periods until a different election is made. Borrower may only request advances bearing interest at the Adjusted LIBOR Rate in amounts equal to or in excess of $100,000.00 unless otherwise agreed by Lender.

(c)     If, because of the introduction of or any change in, or because of any judicial, administrative or other governmental interpretation of, any law or regulation, there shall be any increase in the cost to Lender of making, funding, maintaining, or allocating capital to any advance bearing interest at the Adjusted LIBOR Rate, including a change in the Reserve Percentage, then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost, and the determination by Lender shall be conclusive absent obvious error and shall be payable by Borrower to Lender upon Lender’s demand.

(d)     If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) that (i) dollar deposits in an amount approximately equal to the portion of the advances for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Interest Period are not generally available at such time in the London Interbank Market for deposits in dollars, (ii) the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining an Adjusted LIBOR Rate on such portion of the advances or of funding the same for such LIBOR Interest Period due to circumstances affecting the London Interbank Market generally, (iii) reasonable means do not exist for ascertaining an Adjusted LIBOR Rate, or (iv) an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and all portions of the advances bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to any event described in item (ii) or (iv) above, or as of the expiration of the applicable LIBOR Interest Period with respect to an event described in item (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described herein are no longer in effect.

(e)     If, because of the introduction of or any change in, or because of any judicial, administrative or other governmental interpretation of, any law or regulation, it becomes unlawful for Lender to make, fund, or maintain any Loan at the Adjusted LIBOR Rate, then (i) Lender shall notify Borrower that Lender is no longer able to maintain the interest rate at an Adjusted LIBOR Rate, (ii) the LIBOR Rate Option shall immediately terminate, and (iii) the interest rate for any portion of the Loans for which the interest rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Prime Rate. Thereafter, all advances under this Note shall bear interest at the Adjusted Prime Rate until such time as the situation described herein is no longer in effect.

(f)     All computations of interest and unpaid fees shall be made on the basis of a 360-day year and paid for the actual number of days of each year elapsed; that is, by multiplying the outstanding principal balance by the applicable interest rate, dividing by 360 days, and multiplying by the actual number of days the principal balance is outstanding. This method of computation results in a higher interest yield to Lender than if a 365-day year were used.

(g)     If pursuant to the terms of this Note, Borrower is at any time obligated to pay interest on the principal balance of this Note at a rate in excess of the maximum interest rate permitted by applicable law, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder and Borrower and any guarantor shall not have any action against Lender for any damages arising out of the payment or collection of excess interest or charges.

(h)     Lender shall not be required to notify Borrower of any adjustment in the LIBOR Rate; however, Borrower may request a quote of the prevailing LIBOR Rate on any Business Day.

(i)     Upon demand by Lender of any amounts hereunder, without notice, interest shall accrue at a rate per annum equal to the aggregate of three percent (3%) plus the rate otherwise applicable, and such rate shall continue to apply whether or not judgment shall be entered on this Note.

4.     PAYMENTS. Commencing April 1, 2018 and continuing on the first (1st) day of each consecutive month, Borrower shall pay accrued and unpaid interest on the outstanding balance of this Note in arrears until all amounts due hereunder are paid in full. Upon demand or the earlier acceleration of this Note, Borrower shall pay the entire principal balance, plus all accrued and unpaid interest and fees. Borrower may prepay all or any part of the unpaid principal balance of this Note at any time, without premium or penalty.

5.     APPLICATION; BUSINESS DAY. Borrower shall make all payments on this Note to Lender at its address stated above, or at such other place as the holder of this Note may designate. All payments shall be made to Lender, in immediately available funds, without presentment, demand, protest or notice of any kind, all of which are expressly waived. All payments are payable on the day when due and shall be made, absolutely net of, without deduction or offset and free and clear of taxes, deductions, charges or withholding of any kind. Lender shall apply all payments received on this Note to any accrued and unpaid interest then due and owing, to the reduction of principal of this Note, and to other sums due hereunder, in such order and in such amounts as Lender may determine from time to time. The sum or sums shown on Lender’s records shall be evidence of the correct unpaid balances of principal and interest on this Note, absent manifest error. Lender is authorized to complete all blank spaces in this Note.

Except as otherwise set forth herein, if any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment.

6.     FEES.

(a)     Late Payment Fee. If any payment due under this Note is not made within ten (10) days after its due date, Borrower shall pay, in addition to any other sums due under this Note (and without limiting Lender’s other remedies on account thereof), a late fee in an amount equal to the greater of five percent (5%) of the amount unpaid or $25.00.

(b)     Annual Fee. On the date of this Note and on each aniversary of closing, Borrower shall pay a fee on the actual daily unborrowed portion of Borrower’s line of credit hereunder as determnied by Lender, at the rate of one percent (1.00%) per annum (using a day rate based upon a year of 360 days and charged for the actual numer of days elapsed).

7.     DEMAND NOTE. This Note is payable upon demand, whether or not there is a default. Borrower understands and agrees that Lender is authorized to make an annual (or more frequent) credit review of Borrower based on Borrower’s current financial condition. Nevertheless, Lender may, at any time, with or without cause, refuse to advance funds or extend credit under this Note. The Borrower agrees to pay, upon demand, costs of collection of all amounts under this Note including, without limitation, principal and interest, or in connection with the enforcement of, or realization on, any security for this Note, including, without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses.

8.     USE OF PROCEEDS. Any Loan made by Lender to Borrower and evidenced by this Note shall be used by Borrower for working capital purposes.

9.     COLLATERAL. Borrower has secured this Note by providing a security interest in its assets.

10.   SETOFF. To the fullest extent permitted by law, if the unpaid principal amount of this Note, interest accrued on the unpaid principal amount thereof or other amount owing by Borrower under this Note or the other Loan Documents shall have become due and payable (upon demand, by acceleration or otherwise), Lender will have the right, in addition to all other rights and remedies available to it, without notice to Borrower, to setoff against and to appropriate and apply to such due and payable amounts any obligations owing to, and any other funds held in any manner for the account of, Borrower by Lender or any third party acting on Lender’s behalf (“Bank Affiliate”), including, without limitation, all cash, securities, instruments or other property of Borrower in the possession of Lender or any Bank Affiliate, whether for safekeeping or otherwise, or in the transit to or from Lender or any Bank Affiliate (regardless of the reason Lender or Bank Affiliate had received the same or whether Lender or Bank Affiliate has conditionally released the same). Such deposits and other sums may be applied or set off against such liabilities and obligations of Borrower to Lender or any Bank Affiliate at any time. Borrower consents to and confirms the foregoing arrangements and confirms the rights of banker’s lien and setoff. Nothing in this Note will be deemed a waiver or prohibition of or restriction on such rights of banker’s lien or setoff.

11.     PAYMENT OF FEES AND EXPENSES.

(a)     Upon execution of this Note, Borrower shall pay Lender all reasonable fees and charges for the preparation, negotiation and closing of this Note and all other related Loan Documents including, without limitation, counsel fees and expenses (whether outside or internal), and all other fees due hereunder or under the Loan Documents. In addition, Borrower shall pay such administrative fees as Lender may charge from time to time and all other costs incidental to making the Loan or in connection with the Loan, including, without limitation, expenses for lien searches, filing fees, taxes and costs and expenses in connection with the preparation of any amendments, modifications or renewals.

(b)     Borrower agrees to pay, upon demand, costs of collection of all amounts due under this Note, including, without limitation, principal, interest and fees, or in connection with the enforcement of, or realization on, any security for this Note, including, without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses (which may include costs of internal or outside counsel).

12.     GOVERNING LAW. This Note shall be interpreted and the rights and liabilities of the parties shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of the conflict of laws. This Note has been delivered to and accepted by Lender and will be deemed to be made in the Commonwealth of Pennsylvania and any applicable federal law. Time is of the essence in the payment of this Note.

13.     GENERAL PROVISIONS.

(a)    Borrower Waiver. Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with delivery, acceptance, performance or enforcement of this Note.

(b)      Amendments. Any amendment hereof must be in writing and signed by the party against whom enforcement is sought.

(c)      Binding Effect. This Note is a binding obligation enforceable against Borrower, its heirs and legal representatives and its permitted successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Borrower may not assign any of its rights or obligations hereunder without the prior written consent of Lender.

(d)      Name; Joint and Several Liability. Each Borrower represents that the name of such Borrower printed on the signature page hereto is the name of Borrower that is stated to be its name on the public organic record. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts and obligations which become due under this Note and the term “Borrower” shall include each as well as all of them.

(e)      Severability. If a court deems any provision of this Note invalid, illegal or unenforceable, the remainder of this Note shall remain in full force and effect.

(f)     Delay; Rights Cumulative. No failure by the holder hereof to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by such holder of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the holder hereof as herein specified are cumulative and not exclusive of any other rights or remedies which such holder may otherwise have.

(g)     No Waiver. None of the following will be a course of dealing, estoppel, waiver or implied amendment on which any party to this Note or any Loan Documents may rely: (i) Lender’s acceptance of one or more late or partial payments; (ii) Lender’s forbearance from exercising any right or remedy under this Note, or any document providing security for or guaranty of repayment of this Note; or (iii) Lender’s forbearance from exercising any right or remedy under this Note or any Loan Document on any one or more occasions.

(h)     Counterparts. This Note may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto. A photographic or other reproduction of this Note may be made by Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

(i)     Indemnification. Borrower agrees to indemnify Lender and its affiliates and their respective officers, directors and employees (collectively, “Indemnitees”) and hereby holds Indemnitees harmless against all liabilities, claims, actions, suits, proceedings, penalties, costs, expenses, brokerage or other fees (including, without limitation, reasonable legal fees and expenses), losses, damages and liabilities of any kind or nature including in tort, penalties and interest, which Lender may incur in any manner other than Lender’s own active gross negligence or willful misconduct, by reason of any matter relating, directly or indirectly, to this Note and the related Loan Documents. This indemnity shall survive the termination of this Note.

(k)    USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act.

14.     JURISDICTION AND VENUE. BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) CONSENTS IN EACH ACTION AND OTHER LEGAL PROCEEDING COMMENCED BY LENDER AND ARISING OUT OF OR OTHERWISE RELATING TO THIS NOTE OR ANY COLLATERAL RELATED HERETO TO THE JURISDICTION OF ANY COURT THAT IS EITHER A COURT OF RECORD OF THE COMMONWEALTH OF PENNSYLVANIA OR A COURT OF THE UNITED STATES LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA AND (B) WAIVES EACH OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR OTHER LEGAL PROCEEDING.

15.     WAIVER OF JURY TRIAL. BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, AND IN, ANY DISPUTE, CLAIM, DEMAND, ACTION OR OTHER LEGAL PROCEEDING OF ANY NATURE, RELATED TO (A) THIS NOTE, ANY RELATED LOAN DOCUMENTS OR ANY COLLATERAL OR COLLATERAL DOCUMENTS RELATED THERETO, (B) ANY TRANSACTION CONTEMPLATED BY ANY SUCH DOCUMENTS OR (C) ANY NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS NOTE, ANY RELATED LOAN DOCUMENTS OR ANY COLLATERAL OR THE TRANSACTIONS RELATED THERETO. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL AS NECESSARY AND APPROPRIATE.

16.     POWER TO CONFESS JUDGMENT. BORROWER HEREBY IRREVOCABLY EMPOWERS THE PROTHONOTARY, ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD, TO APPEAR FOR AND, WITH OR WITHOUT COMPLAINT FILED, CONFESS JUDGMENT AGAINST SUCH BORROWER FOR SUCH SUMS AS ARE DUE AND/OR MAY BECOME DUE UNDER THIS NOTE, WITH COSTS OF SUIT, WITHOUT STAY OF EXECUTION AND WITH AN AMOUNT EQUAL TO TEN PERCENT (10%) OF THE AMOUNT OF SUCH JUDGMENT, BUT NOT LESS THAN $1,000.00, ADDED FOR ATTORNEYS’ COLLECTION FEES. NOTWITHSTANDING THE ATTORNEY’S COMMISSION PROVIDED FOR IN THE PRECEDING SENTENCE (WHICH IS INCLUDED IN THE WARRANT FOR PURPOSES OF ESTABLISHING A SUM CERTAIN), THE AMOUNT OF ATTORNEYS’ FEES THAT LENDER MAY RECOVER FROM BORROWER AND RETAIN SHALL NOT EXCEED THE ACTUAL ATTORNEYS’ FEES INCURRED BY LENDER. THIS NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. BORROWER FOREVER WAIVES AND RELEASES ALL ERRORS IN SUCH PROCEEDINGS. NO SINGLE EXERCISE OF THE FOREGOING POWER SHALL EXHAUST THE POWER, AND MAY BE EXERCISED AS OFTEN AS THE HOLDER SHALL FIND IT NECESSARY AND DESIRABLE. THE HOLDER HEREOF MAY CONFESS ONE OR MORE JUDGMENTS IN THE SAME OR DIFFERENT JURISDICTIONS FOR ALL OR ANY PART OF THE AMOUNT OWING HEREUNDER. IF ANY JUDGMENT CONFESSED HEREUNDER IS STRICKEN OR OPENED FOR ANY REASON, HOLDER IS HEREBY AUTHORIZED AND EMPOWERED TO AGAIN APPEAR FOR AND CONFESS JUDGMENT AGAINST SUCH BORROWER FOR ANY PART OR ALL OF THE AMOUNTS OWING HEREUNDER, IF DOING SO WILL CURE ANY ERRORS OR DEFECTS IN SUCH PRIOR PROCEEDINGS. BORROWER HEREBY EXPRESSLY WAIVES AND DISCLAIMS ANY AND ALL AGENT DUTIES OF LENDER OR ANY HOLDER HEREOF AS SET FORTH IN 20 PA C.S. SECTION 5601.3(B). IT IS UNDERSTOOD AND AGREED THAT ANY EXERCISE OF THIS AUTHORIZATION BY THE HOLDER HEREOF SHALL BE ON BEHALF OF THE HOLDER HEREOF AND NOT ON BEHALF OF BORROWER.

[SIGNATURE PAGE FOLLOWS]

SAKER AVIATION SERVICES, INC. By: ________________________________________(SEAL) Name: Title:

03/12/2017    28982349

[SIGNATURE PAGE TO REVOLVING LINE OF CREDIT NOTE]

[IF DOCUMENT IS TO BE NOTARIZED.]

STATE OF _____________________________	)
) SS:
COUNTY OF _____________________________	)

On this, the ______ day of ______________________________, 2018, before me, a Notary Public, the undersigned officer, personally appeared ________________________________________, known to me (or satisfactorily proven) to be the ________________________________________ of SAKER AVIATION SERVICES, INC. (“Company”), and that as such officer, being duly authorized to do so, s/he executed the foregoing instrument for the purposes therein contained by signing the name of Company by himself/herself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

_____________________________________________________

Notary Public

MY COMMISSION EXPIRES: